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                                                                    EXHIBIT 99.6
                      CCC INFORMATION SERVICES GROUP INC.
                           WORLD TRADE CENTER CHICAGO
                              444 MERCHANDISE MART
                            CHICAGO, ILLINOIS 60654

                               November 30, 2001

To: Banks, Brokers, Trustees, Depositories and Other Nominees
     This letter is being distributed to banks, brokers, trustees, depositories and other nominees in connection with the offering (the "Rights Offering") by CCC Information Services Group Inc. of an aggregate of 3,636,364 shares of common stock, par value $0.10 per share ("Common Stock"), of CCC Information Services Group Inc. at a subscription price of $5.50 per share of Common Stock (the "Subscription Price"), pursuant to the exercise of transferable rights initially issued on or around November 30, 2001 ("Rights"), to all holders of record of shares of Common Stock and warrants to purchase Common Stock, as of the close of business on November 20, 2001 (the "Record Date"). The Rights are described in the enclosed prospectus and prospectus supplement (collectively, the "Prospectus") and evidenced by a Subscription Certificate registered in your name or in the name of your nominee.
     Each beneficial owner of shares of Common Stock or warrants to purchase Common Stock registered in your name or the name of your nominee is entitled to one (1) Right for each share of Common Stock and each warrant to purchase Common Stock owned by such beneficial owner. Such holders will not receive fractional shares of Common Stock or cash in lieu of fractional shares of Common Stock as a result of their exercise of Rights pursuant to the Rights Offering, but instead shares of Common Stock received upon the exercise of Rights will be rounded down to the nearest whole number. For example, if your client beneficially owns 100 rights, your client may subscribe for 15 shares of Common Stock (100 rights divided by 6.33949 = 15.77, rounded down to 15 shares, the nearest whole number down).

     We are asking you to contact your clients for whom you hold shares of Common Stock registered in your name or in the name of your nominee to obtain instructions with respect to the Rights.
     Enclosed are copies of the following documents for you to use:
          1. Prospectus;
          2. Form of Letter from CCC Information Services Group Inc. to its Stockholders;
          3. Instructions for Use of CCC Information Services Group Inc. Subscription Certificates;
          4. Notice of Guaranteed Delivery;
          5. A form letter which may be sent to your clients for whose accounts you hold our Common Stock or warrants to purchase Common Stock registered in your name or in the name of your nominee;
          6. Beneficial Owner Election Form, on which you may obtain your clients' instructions with regard to the Rights;
          7. Nominee Holder Certification Form; and
          8. Return Envelope addressed to Computershare Trust Company of New York, as subscription agent.
     Your prompt action is requested. The Rights will expire at 5:00 P.M., Eastern Time, on December 28, 2001 (as it may be extended, the "Expiration Date").
     To exercise Rights, properly completed and executed Subscription Certificates and payment in full for all Rights exercised must be received by the subscription agent as indicated in the Prospectus prior to the Expiration Date, unless the guaranteed delivery procedures described in the Prospectus are followed in lieu of delivery of a Subscription Certificate prior to the Expiration Date.

     Additional copies of the enclosed materials may be obtained by contacting the information agent for the Rights Offering, Innisfree M&A Incorporated, at
(888) 750-5834 (toll free).

Sincerely,

Githesh Ramamurthy
Chairman and Chief Executive Officer